                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                              Quarter ended                           Fiscal year ended
                                                March 31,                                September 30,
                                         -----------------------  ------------------------------------------------------
                                             2003       2002          2002       2001        2000        1999       1998
                                             ----       ----          ----       ----        ----        ----       ----
Income from continuing operations
   before income taxes...............         7,171      9,330      11,772     20,410       7,882      35,776     41,127
Minority interest in earnings........         1,529      1,395       2,605      4,099       2,058           -          -
Income from equity investments.......          (297)      (268)       (729)      (250)        (30)          -          -

Fixed charges:
   Interest expense*.................         6,409      6,392      12,816     14,736      18,632      20,226     16,871
   Interest factor of rent expense...            42         42         168        152         128         136         60
                                         ----------  ---------   ---------  ---------   ---------   ---------  ---------

          Fixed charges                       6,451      6,434      12,984     14,888      18,760      20,362     16,931
                                         ----------  ---------   ---------  ---------   ---------   ---------  ---------

Cash from equity investments.........           605          -       1,106          -           -           -          -
                                         ----------  ---------   ---------  ---------   ---------   ---------  ---------

          Net                                15,459     16,891      27,738     39,147      28,670      56,138     58,058
                                         ----------  ---------   ---------  ---------   ---------   ---------  ---------

Ratio of earnings from continuing
   operations to fixed charges
   (times)...........................           2.4         2.6        2.1        2.6         1.5         2.8        3.4

    *   INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS